Exhibit 99.1

ARES CAPITAL CORPORATION CLOSES

PUBLIC OFFERING OF COMMON STOCK

INCLUDING OPTION TO PURCHASE ADDITIONAL SHARES

NEW YORK, NY—October 1, 2013—Ares Capital Corporation (Nasdaq: ARCC) announced today that it has closed its public offering of 12,650,000 shares of its common stock (including 1,650,000 shares pursuant to the exercise in full by the underwriters of their option to purchase additional shares), raising approximately $214.2 million in net proceeds after deducting underwriting discounts and commissions and estimated offering expenses.

Morgan Stanley, BofA Merrill Lynch and Wells Fargo Securities acted as joint book-running managers for this offering.

Ares Capital expects to use the net proceeds of this offering to repay certain outstanding indebtedness under its debt facilities and, to the extent not applied for such purpose, for general corporate purposes, which may include investing in portfolio companies in accordance with its investment objective.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors.  The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform.  Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies.  Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC.  Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $66 billion of committed capital under management as of June 30, 2013 and pro forma for the acquisition of AREA Property Partners on July 1, 2013.  For more information, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl G. Drake

Ares Capital Corporation

888-818-5298